Exhibit 10.8

pROPERTY mANAGEMENT aGREEMENT

PROPERTY/PROJECT: The Residential Component of the Paseo de la Riviera Project located at 1350 South Dixie Highway, Coral Gables, Florida, to contain approximately 201,101 square feet of rentable multifamily space.

EFFECTIVE DATE: July 1, 2019

OWNER: 1350 S. Dixie LLC

MANAGER: Gables Residential Services, Inc.

Page i	Paseo Management Agreement

Page ii	Paseo Management Agreement

Page iii	Paseo Management Agreement

Section 1 DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

1.01	AGREEMENT

This Property Management Agreement, as the same may be amended and modified in writing from time to time.

1.02	APPLICABLE LAW

As defined in Section 9.01.

1.03	BUDGET

A composite of the following: (i) an operations budget, which shall be an estimate of receipts and expenditures for the operation of the Project during a Fiscal Year, including a schedule of expected apartment rentals (excluding security deposits) for the Fiscal Year stated herein, a schedule of expected special repairs and maintenance projects, and a schedule of expected payroll expenses, and (ii) a capital budget for such Fiscal Year and the ensuing two (2) Fiscal Years; and (iii) the Leasing Guidelines in effect from time to time. The budget shall be in substantially the format attached hereto as Exhibit C.

1.04	CAPITAL IMPROVEMENTS MANAGEMENT FEE

As defined in Section 3.04.

1.05	CAPITAL IMPROVEMENTS PROJECT

As defined in Section 2.13.

1.06	CAPITAL IMPROVEMENTS MANAGEMENT SERVICES

As defined in Section 2.13.

1.07	CLAIMS

As defined in Section 6.03.

1.08	COMMENCEMENT DATE

The date which is one hundred twenty (120) days prior to the date Owner anticipates making available the first unit in the Project for occupancy by a resident. Owner shall, not more than ninety (90) and not less than thirty (30) days prior to the anticipated Commencement Date, provide Manager written notice of the date upon which Owner expects the Commencement Date to occur. Owner and Manager agree to confirm the Commencement Date in writing upon its occurrence.

1.09	DEPOSITORY

An FDIC insured bank located in the United States of America, designated by Manager and approved by Owner.

1.10	FAP SERVICES

As defined in the Addendum attached hereto.

1.11	FEES

A collective reference to the Capital Improvements Management Fee, the Final Management Fee, the Pre-Lease-Up Management Fee, Management Fee and the Unit Inspection Fee.

1.12	FINAL MANAGEMENT FEE

As defined in Section 7.06.

1.13	FISCAL YEAR

The year beginning JANUARY 1st and ending DECEMBER 31st.

1.14	GROSS RECEIPTS

The entire amount of all receipts and revenue derived from the ownership or operation of the Project, determined on a cash basis for the period of time in question, including but not limited to (a) tenant rentals collected pursuant to tenant leases for each month during the Term and utility reimbursement collections; (b) parking rent/income over and above what is charged by the operator of the parking facility (for the avoidance of doubt, parking rent/income includes only residential parking rent/income); (c) cleaning, tenant security and damage deposits forfeited by tenants in such period; (d) laundry and vending machine income from laundry and vending machines for the exclusive use of the residential tenants; (e) any other sums and charges collected in connection with termination of the tenant leases; (f) proceeds from rental interruption insurance; (g) Manager provided special services to residents pursuant to programs established by Manager such as, by way of example and not limitation, dry cleaning pick-up and delivery, pet care, and handling of deliveries of packages and goods to residents (collectively, “Manager Special Services”), and (h) any and all other receipts from the operation of the Project. Gross Receipts do not include the proceeds of (i) any security, damage or other deposits received from residents that have not been forfeited, (ii) any sale, exchange, refinancing, condemnation, or other disposition of all or any part of the Project, (iii) any loans to the Owner whether or not secured by all or any part of the Project, (iv) any capital contributions to the Owner, (v) interest on deposits of funds of Owner, (vi) sums received by Owner for concierge services administered by Owner or third parties under contract with Owner that are paid to the providers of the services arranged by the concierge (e.g., ticket prices) and that do not constitute Manager Special Services; and (vii) any insurance proceeds (other than rental interruption or business interruption insurance, which shall be included in Gross Receipts) maintained with regard to the Project.

1.15	LEASING GUIDELINES

The guidelines setting forth the approved terms for new leases, and renewals of existing leases, for the Project which are adopted from time to time by Owner in writing, upon advice from and prior consultation with Manager. The initial Leasing Guidelines are attached hereto as Exhibit A. The form of lease has been provided by Manager to Owner, and has been approved by Owner. Manager shall provide the Leasing Guidelines in the form that Manager is, from time to time, generally utilizing (and has elected to use with regard to the Property), which guidelines shall also include a description of Manager’s marketing plan. No modifications or amendments to the same shall be effective until the same have been provided to Manager in writing by Owner. Manager agrees that at no time will rental rates be less than the minimum rentals set forth on Exhibit B attached hereto unless Owner expressly agrees to the variation from such minimums in writing.

1.16	MANAGEMENT FEE

As defined in Section 3.01.

1.17	MANAGER

Gables Residential Services, Inc., a Texas corporation.

1.18	MANAGER’S INDEMNITEES

As defined in Section 6.03.

1.19	MANAGER’S LIABILITY INSURANCE

As defined in Section 8.03.

1.20	MANAGER REPRESENTATIVE

As defined in Section 9.11.

1.21	NON-RESIDENTIAL COMPONENT

The square feet of leasable area in the building in which the Project is located which has been developed or designated by Owner for use for commercial, non-residential purposes, including, without limitation the retail, hotel, parking facilities and any and all components which are shared amongst the various components (e.g., building exterior, common entrances, lobbies and stairwells, common utility systems, etc.).

1.22	OWNER

As defined in Section 10.

1.23	OWNER’S LIABILITY INSURANCE

As defined in Section 8.02.

1.24	OWNER REPRESENTATIVE

As defined in Section 9.11.

1.25	PRE-LEASE-UP MANAGEMENT FEE

As defined in Section 3.02.

1.26	PROJECT and PROPERTY

The Project is defined on page 1 of this Agreement. The “Project” includes only the multifamily residential component of the mixed-use development being developed by Owner on the property located at 1350 South Dixie Highway, Coral Gables, Florida. For clarity, the Project does not include the Non-Residential Component. The term “Project” and “Property” are used interchangeably herein.

1.27	PROJECT EMPLOYEES

Those persons employed by Manager on-site at the Project as a management staff: e.g., senior manager, manager, assistant managers, leasing agents, maintenance personnel, courtesy officers, and other personnel necessary to be employed in order to maintain and operate the Project.

1.28	STABILIZATION DATE

The date upon which ninety-three percent (93%) of the units within the Project are under lease.

1.29	TERM

The term of this Agreement which shall commence on the Effective Date and shall, subject to the provisions hereof, terminate on the last day of the twelfth (12th) calendar month following the month in which the Commencement Date occurs (e.g., if the Commencement Date is May 15, 2019, the initial one (1) year term shall expire on May 31, 2020). The term of this Agreement will automatically renew on a year to year basis thereafter until and unless terminated in accordance with the terms hereof.

1.30	UNIT INSPECTION FEE

As defined in Section 3.03.

1.31	WORKING CAPITAL RESERVE

An amount of $70,000.00 to be provided by Owner and made available to Manager beginning on the Commencement Date and thereafter during the Term, to be used for the operation of the Project in accordance with the terms hereof.

Section 2 DUTIES AND RIGHTS OF MANAGER

2.01	APPOINTMENT OF MANAGER

This Agreement is effective as of the Effective Date. Manager shall, for and in consideration of the compensation provided in Section 3, and Owner hereby grants to Manager the sole and exclusive right, to supervise and direct the leasing, management, and operation of the Project pursuant to the terms of this Agreement; provided, that while this Agreement is effective as of the Effective Date Manager’s leasing, management, and operations duties hereunder shall not commence until the Commencement Date. In no event shall Manager have any responsibility in connection with the completion of the development and construction of the Project by Owner. All services performed by Manager under this Agreement shall be done as an independent contractor of Owner. All obligations or expenses incurred hereunder, including the pro rata portion used in connection with, or for the benefit of the Project for all purchases, contracts, sales or services in bulk or volume which Manager may obtain for discount or convenience in connection thereof shall be for the account of, on behalf of, and at the expense of, Owner except as otherwise specifically provided. Unless incurred for the Project in accordance with the Budget or otherwise expressly provided for herein to be reimbursed to Manager, Owner shall not be obligated to reimburse Manager for any of the following expenses incurred by Manager in performing its services hereunder: office equipment; office supplies of Manager; duties performed on a supervisory level; services rendered for other apartment projects; any overhead expenses of Manager incurred with respect to its general offices; or accounting services performed hereunder. Owner will be obligated to pay governmental license fees for the Project and pay setup and third party annual license fees for any applicable on-site software approved in the budget.

2.02	GENERAL OPERATION

Manager shall, following the Commencement Date, lease, manage, operate and maintain the Project in the same manner as is customary and usual in the leasing, management, operation and maintenance of first-class comparable facilities, and shall provide such services as are customarily provided by operators of first class apartment projects of comparable class and standing consistent with the Project’s facilities and which are located in the same geographic and market area as the Project, subject, however, in all events to the limitations of the Budget and the limitations on the authority of Manager set forth in this Agreement. Manager agrees to perform its services and obligations under this Agreement in conformity with the requirements of any covenants, conditions, restrictions and easements encumbering the Project of which Manager is notified by Owner, provided that such agreements will not expand the services required of Manager under this Agreement. In addition to the other obligations of Manager set forth herein, Manager shall render the following services and perform the following duties for Owner in a timely, faithful, diligent and efficient manner: (a) coordinate the plans of tenants for moving their personal effects into the Project or out of it, in a manner designed to minimize damage and disruption to the Project and the Non-Residential Component and with a view toward scheduling such movements so that there shall be a minimum of inconvenience to other occupants of the Project and the Non-Residential Component; (b) maintain businesslike relations with tenants whose service request shall be received, considered and recorded in systematic fashion in order to show the action taken with respect to each; (c) use its commercially reasonable efforts to collect all monthly rents due from tenants and rent for users or lessees in the Project, if any (e.g., storage lockers); request, demand, collect, receive and receipt for any and all charges or rents which become due to Owner, and institute routine eviction proceedings pursuant to standards approved by Owner to evict tenants delinquent in payment of monthly rental, other charges (security deposits, late charges, etc.); (d) prepare or cause to be prepared for execution and filing by the Manager as an independent contractor all forms, reports and returns required by all federal, state or local laws in connection with the unemployment insurance, workers’ compensation insurance, disability benefits, Social Security and other similar taxes now in effect or hereafter imposed, and also cause all other requirements relating to the employment of personnel to be met and satisfied by Manager; (e) use its commercially reasonable efforts at all times following the Commencement Date and during the Term to operate and maintain the Project consistent with the operation of first-class comparable projects, taking into account the limitations of the Budget and the limitations on the authority of Manager set forth in this Agreement; (f) supervise all maintenance, construction, work and repairs, and, in accordance with Section 2.11 below, perform the Capital Improvements Management Services as and when required thereby; (g) advertise when necessary, at Owner’s expense, the availability for rental for the Project units and display “for rent” or other similar signs upon the Project, it being understood that Manager may install one or more signs on or about the Project stating that same is under management of Manager and may use in a tasteful manner Manager’s name and logo in any display advertising which may be done on behalf of the Project; (h) on behalf of and in the name of Owner, sign, renew and cancel tenant leases for the Project, write apartment leases for terms which are in substantial conformance with the Leasing Guidelines and which utilize only the Owner-approved form of lease document, subject, however, to the provisions of Section 2.04 regarding leases to Project Employees; and (i) staff a front lobby during commercially reasonable business hours. Manager shall exercise its commercially reasonable efforts to include the Project in signage advertising rentals available to be placed at the Project following the Commencement Date.

2.03	BUDGET

(a) Manager shall submit a proposed budget for Owner’s approval no later than (x) ninety (90) days prior to the Commencement Date for the year in which the Commencement Date occurs and (y) for each Fiscal Year thereafter, not later than ninety (90) days prior to the beginning of such Fiscal Year. The Budget for the year in which the Commencement Date occurs shall be approved by Owner forty-five (45) days after receipt (and subsequent Budget shall be approved by Owner forty-five (45) days after receipt), and in the event Owner fails to disapprove all or part of the Budget within such period, the Budget shall be deemed to be approved. Such budget shall include a line item for the Project’s proportionate share of costs owed by the Owner under any covenants, conditions, restrictions and easements encumbering the Project. In the event Owner disapproves the Budget, in whole or in part, Owner and Manager shall jointly prepare the Budget as soon as may be reasonably practicable. Until a complete new Budget is approved, Manager shall operate on the Budget or part thereof which is approved and the disapproved items shall be governed by the like item approved for the prior Fiscal Year, with the exception of compensation for Project Employees which compensation may be reasonably increased based on existing competitive conditions. The Budget shall contain projections of rental rates for the ensuing year but Owner understands that such rental rates are projections only and that the Leasing Guidelines are frequently revised to reflect market conditions. The Budget shall also contain costs for license fees incurred by Manager with regard to the Accounting Management System (defined below). Except for variances in compliance with this Agreement, no expenses may be incurred or commitments made by Manager in connection with the maintenance and operation of the Project which would be binding on Owner and that are reasonably anticipated to exceed the amounts allocated to any particular operating expenses category (e.g., Payroll; Landscape; Security; Redecorating; Maintenance; Marketing; Administrative; Capital) in the Budget, or paid to an affiliate of Manager, for the period in question in the approved Budget by more than the greater of (x) $5,000 or (y) five percent (5%) without the prior consent of Owner; provided, however, that the foregoing limitation with respect to incurring any expense in excess of the amount set forth in the Budget shall not apply to expense relating to taxes, insurance or utilities, but notice of incurrence of such expenses shall be promptly given to Owner. Manager makes no guaranty, warranty or representation whatsoever in connection with the Budgets or the operational results of owning the Project, such being intended as estimates only. Manager will use its commercially reasonable efforts manage the Project in accordance with the Budget.

(b) In the event there is, for any calendar month, a variance of greater than ten percent (10%) between the results of operations for such month and the estimated results of operations for such month as set forth in the Budget, Manager shall furnish to Owner, within twenty (20) days after the expiration of such month, a written explanation as to reasons for such variance. If such a variance is reasonably anticipated by Manager, Manager shall promptly notify Owner. If such a variance has occurred or is anticipated by Manager during the remainder of any Fiscal Year, Manager shall prepare and submit to Owner a revised Budget covering the remainder of the Fiscal Year for Owner’s approval which will not be unreasonably withheld, with an explanation for the revision. Upon Owner’s approval of any revised Budget, such revised Budget shall thereafter be the Budget..

2.04	PROJECT EMPLOYEES AND OTHER PERSONNEL

(a) Manager shall investigate, hire, train, instruct, pay, promote, discharge and supervise the work of the Project Employees. Project Employee training cost for specific industry and management training classes and certifications (to include class cost, meals and travel/transportation) will be the responsibility of Owner to the extent set forth in the Budget. Manager shall supervise, through the Project Employees, the firing, promotion, discharge and work of all other operating and service employees performing services in, for or about the Project, all in the name of Manager. Manager shall be solely responsible for legal compliance concerning the foregoing activities and shall indemnify and hold harmless Owner from employee claims, claims made by a governmental agency, and violations of law by Manager in respect to employment matters.

(b) The Project Employees shall be employees of Manager. Owner shall reimburse Manager every other week, for the total aggregate compensation, including salary, bonuses and fringe benefits, payable with respect to the Project employees and any temporary employees performing duties at the Project. The term “fringe” benefits, as used herein, shall mean and include, but only to the extent approved in the Budget, the employer’s contribution of FICA, unemployment compensation and other employment taxes, workers’ compensation, group life and accident and health insurance premiums, and disability and other similar benefits paid or payable by Manager. The cost of such Project employees shall be outlined and approved in the Budget.

(c) Owner recognizes that certain Project Employees are required to reside at the Project and be available on a full-time basis in order to perform properly the duties of his/her employment. Owner agrees that, after the Stabilization Date up to three (3) of such Project Employees (including his/her spouse and dependent children), in addition to his/her salary and fringe benefits, may receive up to a twenty percent (20%) discount on the normal rental rates (but not on security deposits, utility pass-throughs, parking fees, association dues and similar expenses) for any unit such employee is required to occupy. Additionally, prior to the Stabilization Date, Manager may lease additional units to any of its employees (including his/her spouse and dependent children) at a 50% discount on the normal rental rates, such leases to be on a month to month basis and identified as available for rent.

(d) Manager shall employ a property manager (the “Property Manager”) as the senior Project Employee in charge of overseeing and implementing all on-site management and administrative activities relating to the Project required of Manager under this Agreement. The Property Manger shall be reasonably experienced in the management of properties which are comparable (in nature, size and use) to the Project, shall work from the on-site management office and shall be subject to approval by Owner.

2.05	CONTRACTS AND SUPPLIES

Subject to the Budget, Manager shall, in the name of, on behalf of, and at the expense of Owner, do all of the following: negotiate arrangements and enter into contracts with unrelated third party contractors to furnish to the Project electricity, gas, water, steam, telephone, cleaning, vermin exterminators, furnace and air-conditioning maintenance, security protection, pest control, landscaping, and any other utilities, services and concessions which are provided in connection with the maintenance and operation of apartment projects which are comparable to the Project and in accordance with standards comparable to those prevailing in other comparable apartment projects; and place purchase orders for such equipment, tools, appliances, materials and supplies as are reflected in the Budget and necessary to maintain the Project. Manager will make all contracts with average costs in excess of $10,000.00 per month cancelable within thirty (30) days after written notice, and all contracts must be assignable to mortgagee(s) of the Project unless otherwise agreed by owner on a case-by-case basis. Manager agrees to promptly deliver to owner copies of all leases and other contracts entered into by Manager pursuant to this Agreement.

2.06	MANAGER’S SERVICES

In the performance of its duties under this Agreement, it is agreed that Manager may, upon Owner’s consent (which may be conditioned), enter into any contract on behalf of Owner with subsidiaries and affiliates of Manager for the furnishing of services or supplies to the Project, including but not limited to the purchasing of operating supplies, maintenance and advertising which are otherwise in accordance with the requirements of this Agreement, provided that (i) the net cost to Owner therefor is no greater than the cost for such services or supplies, as applicable, if the same had been provided by qualified, third party providers not affiliated with Manager and whose services or supplies are reasonably available to the Project, and (ii) such contracts provide that the same automatically terminate upon the expiration or earlier termination of this Agreement. Upon request by Owner, Manager shall provide reasonable evidence of third party market pricing on such services or supplies which are provided by Manager’s subsidiaries or affiliates.

2.07	ALTERATIONS, REPAIRS AND MAINTENANCE

To the extent adequate funds are made available to Manager by Owner for these purposes, Manager shall make or install, or cause to be made and installed, at Owner’s expense, and in the name of Owner, all necessary or desirable repairs, interior and exterior cleaning, painting and decorating, plumbing, alterations, replacements, improvements and other normal maintenance and repair work on and to the Project as are customarily made by Manager in its operation of apartment projects on behalf of third parties; provided, however, that no unbudgeted capital expenditures in excess of $5,000 per item, or a total of $20,000 annually, may be made for such purposes without the prior approval of Owner. Notwithstanding any provision hereof to the contrary, after reasonable attempts to contact Owner have been made, Manager may make emergency repairs involving manifest danger to life or property which are immediately necessary for the preservation of the safety of the Project, or for the safety of the tenants or others, or are required to avoid the suspension of any necessary service to the Project, in which event such expenditures may be made by the Manager without prior approval and irrespective of the cost limitations imposed by this Section 2.07. If Manager makes any such emergency repairs, Manager shall promptly thereafter give notice thereof to Owner, which notice shall be accompanied by the costs incurred (to the extent known by Manager) and a brief description of the nature of the emergency.

2.08	LICENSES AND PERMITS

Subject to being provided funds adequate to pay the costs thereof, Manager shall, in a timely manner, apply for, and thereafter use commercially reasonable efforts to obtain and maintain in the name and at the expense of Owner all licenses and permits (including deposits and bonds) required of Owner or Manager in connection with the management and operation of the Project. Owner agrees to execute and deliver any and all applications and other documents and to otherwise cooperate with Manager in applying for, obtaining and maintaining such licenses and permits.

2.09	LEGAL PROCEEDINGS

Manager shall recommend to Owner any and all legal actions or proceedings which Manager deems reasonable to collect charges, rent or other income from the Project, or to dispossess tenants or other persons in possession, or to cancel or terminate any lease, license or concessions agreement for the breach thereof, or default thereunder by any tenant, licensee or concessionaire and upon Owner’s approval, Manager shall institute, in its own name or in the name of Owner but in any event at the expense of Owner any such approved actions and proceedings..

2.10	DEBTS OF OWNER

Except as otherwise expressly provided herein, in the performance of its duties as Manager, Manager shall act solely as an independent contractor of the Owner. Except where Manager is expressly acting herein as the agent for Owner, neither Manager nor Owner shall represent to any other person or entity that Manager’s relationship to Owner hereunder is other than that of an independent contractor.

2.11	MEETINGS WITH THE MANAGER

Manager shall cause the Property Manager to schedule and attend regular monthly meetings at the Project with representatives of Owner, in order to review and discuss the operation and management of the Project and Manager’s activities with respect to the same. Additional meetings shall be held when reasonably requested by Owner or Manager. In addition to such regular meetings, representatives of Owners shall have the right at any time, and from time to time, to meet with the Property Manager and any other employees of Manager that work on-site at the Project.

2.12	ENVIRONMENTAL MATTERS

Manager shall assist Owner in connection with the maintenance of LEED certification of the Project, including, if required and subject to the limits of the Budget, maintaining an operations and maintenance program with respect to such certification as may be reasonably determined from time to time by Owner.

2.13	CAPITAL IMPROVEMENTS PROJECTS

As used herein, the term “Capital Improvement Project” means a capital expenditure consisting of a material addition or structure that enhances the value of the Property or a replacement or upgrade that extends the useful life of the Property including, by way of example, building or system improvements, interior renovations, reconstruction, life cycle capital projects, and major repairs. For each Capital Improvement Project as to which Owner requests Manager to perform and Manager agrees to perform, the following services (collectively, the “Construction Management Services”), Owner shall pay Manager the fee described in Section 3.02:

(a) Advise Owner with respect to lines of authority for the construction for the purpose of establishing a commercially reasonable process manner in which decisions, approvals and other communications by Owner can be made, and develop procedures and report formats to establish the basis for communication between Manager and Owner.

(b) At such frequency as may be reasonably required to keep Owner generally apprised of the overall status of Capital Improvement Project, lead conference calls with the members of the Owner to provide general status reports regarding the Capital Improvement Project.

(c) Advise and assist Owner to the extent necessary in selecting contractors and any other persons and/or entities to perform surveying, engineering, environmental, landscaping, interior design, space planning, cost management, cost estimating, purchasing, scheduling and other similar services for the Capital Improvement Project (collectively, the “Consultants”); and make recommendations to Owner and negotiate on behalf of Owner the form of the agreements with such contractors and the other Consultants with the view of achieving proper division of responsibility and coordination by and among the various services to be performed by Manager, the contractors and Consultants and otherwise assist Owner in retaining such contractors and Consultants.

(d) Assist Owner in administering contracts with Consultants for the preparation of plans, drawings and written specifications for the Capital Improvement Project. Manager shall use commercially reasonable efforts to cause the Consultants preparing the plans, drawings and specifications to deliver to same to Owner for review, comment and a final decision by Owner. Manager shall coordinate the review and comment process by Owner and shall provide its advice and counsel to Owner concerning questions raised or comments made during the review process.

(e) In consultation with and subject to review and approval by Owner, prepare any required revisions to the budget for such Capital Improvement Project.

(f) In consultation with and subject to review and approval by Owner, prepare any required revisions to the Owner’s schedule for the Capital Improvement Project and advise Owner regarding compliance by the Consultants with such schedule.

(g) Advise Owner with regard to determinations made by the contractors and Consultants regarding the requirements of all federal, state and local authorities having jurisdiction over the Capital Improvement Project (including any agency, department, commission, board, bureau or instrumentality of any of them) (each, a “Governmental Authority”) and determinations of the contractors and Consultants regarding the desirability of, or the necessity for, special approvals and/or variances, if any, for the Capital Improvement Project.

(h) Assist the Owner in managing the services of the contractors and the Consultants.

(i) Keep Owner reasonably informed as to the efforts of the contractors and Consultants with regard to obtaining and maintaining in effect permits, variances, approvals and other actions which under Applicable Law applicable to the work. All fees and permit charges for such permits, variances, approvals or other consents that are required under Applicable Law shall, when known to Manager, be included in the budget for the Capital Improvement Project.

(j) Manager shall use commercially reasonable efforts to cause the contractors to diligently pursue the Capital Improvement Project in a good and workmanlike manner, consistent with the approved budget and in accordance in all material respects with the plans and specifications approved by Owner, the schedule for the Capital Improvement Project, Applicable Law, authorizations, and any and all restrictions, easements, conditions, covenants and other agreements applicable to the Capital Improvement Project.

(k) Manager shall (A) inspect, at regular intervals, the progress of the Capital Improvement Project and (B) provide Owner advice regarding costs incurred at each stage of the construction process and Manager’s opinion as to whether such costs are appropriate in light of the stage of construction of the Capital Improvement Project.

(l) Periodically review with Owner the approved budget for such Capital Improvement Project; consult with Owner regarding any recommended modifications to such budget; and update the approved budget to reflect adjustments that have an impact on the budget or schedule for the Capital Improvement Project.

(m) Periodically review with Owner compliance with the schedule for the Capital Improvement Project; identify and advise Owner regarding any material variation between actual progress and the schedule for the Capital Improvement Project; and consult with Owner regarding any recommended modifications to the schedule for the Capital Improvement Project.

(n) Review with Owner claims by any contractor or Consultant for compensation for extra work allegedly performed or requested or required extensions to their respective construction schedules.

2.14	SPECIAL PROVISIONS NON-RESIDENTIAL COMPONENT

(a) The purpose of this Section 2.14 is to set forth certain understandings and agreements between Owner and Manager in regard to the Non-Residential Component and the relation thereof to Manager’s obligations and duties under this Agreement.

(b) Owner shall be solely responsible for managing and operating all aspects of the Non-Residential Component including, by way of example and not limitation, guest reservations; guest check-in and check-out for any hotel component; leasing of all commercial areas; supervision of move-in and move-out of commercial tenants; construction of interior finish work for commercial space; billing and collection of all guest fees; janitorial and housekeeping services; parking charges; luggage delivery and retrieval; ground transportation services; concierge services; and collection and payment of hotel occupancy taxes with regard to any hotel component; billing collection and accounting services with regard to all commercial space.

(c) Notwithstanding any contrary provisions of this Agreement:

(i) Manager shall have no obligation to collect any fees or other charges due to Owner from guests or tenants of the Non-Residential Component. However, to the extent the Operator (defined below) delivers to Manager sums collected from such guests, Manager shall deposit the same in the accounts described in Section 4.01 hereof and include references to such revenue in the books and records maintained by Manager pursuant to this Agreement.

(ii) Owner shall be solely responsible for obtaining and maintaining all licenses, permits and approvals in order to operate and lawfully occupy the Non-Residential Component, and Manager shall have no responsibility therefor.

(iii) Manager’s marketing or other materials with regard to its management activities including, without limitation, any links to Manager’s website(s) used in connection with or that make reference to the Project, shall reference, in a manner reasonable acceptable to Owner, the Non-Residential Component.

(iv) Manager shall have no obligation to Owner or any tenant or guest of the Non-Residential Component to determine, or make inquiry or investigation with regard to, the guest’s compliance with any of the documents, instruments or agreements executed, or deemed agreed to, by and between Owner and any tenant or guest of the Non-Residential Component.

(v) Manager shall have no obligation to investigate the background of any tenant or guest of the Non-Residential Component.

(vi) In addition to and without limiting the provisions of Section 6.03 hereof, Owner agrees to shall indemnify, hold harmless, and defend the Manager Indemnitees (as defined in Section 6.03), with counsel reasonably satisfactory to Manager, from and against any and all Claims (as defined in Section 6.03) that in way arise out of or related to the operation or ownership of the Non-Residential Component.

(d) Owner shall either engage a third party to manage and operate the Non-Residential Component, or designate an employee or affiliate of Owner to manage and operate the same (in either case, the “Operator”). Manager agrees to reasonably cooperate with Operator, and Owner agrees to cause the Operator to reasonably cooperate with Manager, in the performance of their respective duties and obligations.

Section 3 FEES

3.01	MANAGEMENT FEE

Commencing as of the expiration of the Pre-Lease Up Period (defined in Section 3.02 below), Owner shall pay to Manager a monthly management fee (the “Management Fee”) which shall be (i) prior to the Stabilization Date, the greater of (a) three percent (3%) of the Gross Receipts for the current month or (b) $10,000.00, and (ii) after Stabilization, the greater of (a) three percent (3%) of the Gross Receipts for the current month or (b) $12,000, but (subject to the following paragraphs of this Section 3.01), in no event more than four percent (4%) of the Gross Receipts for current month. The Management Fee shall be paid no later than the tenth (10th) business day of the following month provided, however that with respect to the Management Fee due for the last month of the Term, such Management Fee shall be payable on the last day of such month.

Notwithstanding preceding paragraph of this Section 3.01, if after the Stabilization Date, anything to the contrary herein, if all or a portion of the Project is damaged or destroyed by fire or other casualty and such casualty causes one or more of the apartment units to be unavailable or otherwise unsuitable for occupancy, in whole or in part, in the reasonable discretion of Manager (a “Casualty Disruption”), then for each month during which a Casualty Disruption exists, then the Gross Receipts for such month will be increased by an amount equal to the sum of the Casualty Disruption Adjustment for each of the Disrupted Units (defined below) during such month. The “Casualty Disruption Adjustment’ for an apartment unit shall be the average monthly tenant rentals and related tenant charges payable on such unit, calculated on the basis of the rentals and charges on the respective unit during the 3 months immediately prior to the month of the Casualty Disruption. Units that were vacant at the time of the Casualty Disruption will not be subject to a Casualty Disruption Adjustment. “Disrupted Units” are those Project units so affected by a Casualty Disruption and for which rentals were not due and payable for all or a portion of the applicable month as a result of such casualty, but shall not include any such unit where the tenant of same was relocated to another unit within the Project for the respective month and paid rentals for same. If a Project unit only constitutes a Disrupted Unit for a portion of the month at issue, then its Casualty Disruption Adjustment will be the pro-rata share of same properly allocable to such portion of the month. Any Casualty Disruption Adjustment is subject to Manager timely and diligently proceeding with and completing all repairs and restoration necessary to make the subject unit(s) available and suitable for occupancy as soon as reasonably possible, taking into account the limitations on Manager’s authority hereunder, obtaining any necessary approvals from Owner, receipt of funds necessary to pay the costs of repair and restoration, and the time necessary to obtain all necessary governmental approvals necessary therefor.

3.02	PRE-LEASE-UP MANAGEMENT FEE

Owner shall pay to Manager a pre-lease-up management fee (the “Pre-Lease-Up Management Fee”) of $10,000.00 per month for a period (the “Pre-Lease Up Period”) commencing on the Commencement Date and ending on the date when the first resident takes occupancy of a unit pursuant to a lease.

3.03	LEASE-UP UNIT ACCEPTANCE WALKS

If lease-up unit acceptance walks are requested by Owner, Owner shall pay to Manager $45.00 per unit to conduct a fit and finish walk once the contractor has completed construction and punch work, prior to occupancy (the “Unit Inspection Fee”). These unit inspections will include only the following: a general, visual inspection of unit finishes; and general observation of the start-up or testing of the operation of appliances, HVAC and plumbing. Conditions will be noted during the inspection and distributed to the Owner.

3.04	CAPITAL IMPROVEMENTS MANAGEMENT FEE

In connection with Capital Improvement Projects as to which Owner requests Manager to perform and Manager agrees to perform, Construction Management Services, Owner shall pay Manager a fee (the “Capital Improvements Management Fee”) of seven percent (7%) of the total project cost for each project, which include, without limitation, costs for contracts, sub-contracts, construction, engineering, design services, materials, purchase orders, purchasing agreements and any other costs incurred in order to complete the project. Should Owner request Capital Improvements Management Services with respect to a proposed Capital Improvements Project but elect not to implement such Capital Improvements Project and, with regard thereto, the scope has been developed and pricing obtained by Manager, Manager will be entitled to, as the Capital Improvements Management Fee for such project, a fee of $2,500 per month for the period of time that the pre-construction services were performed (with credit to Owner for any interim payments made prior to the decision). The Capital Improvements Management Fee shall be paid to Manager monthly as such construction project is being prosecuted, with the amount of the Capital Improvements Management Fee being based on costs incurred during the preceding month. Within thirty (30) days following completion of a Capital Improvements Project, there shall be a final adjustment between Owner and Manager so that Owner has paid, and Manager has received, the Capital Improvements Management Fee based upon actual costs incurred for such Capital Improvements Project. Capital Improvement Projects which are completed, but not performed by or under the supervisions of Manager, shall, for budget purposes, be a capital expenditure for the Project.

3.05	PAST DUE AMOUNTS

Any of the fees or other sums due and payable by Owner to Manager hereunder, or by Manager to Owner hereunder that are not paid when due will bear interest from the date due until paid at the maximum non-usurious rate of interest permitted by applicable law, or if there is no such rate, at an annual rate equal to the prime rate announced from time to time by JPMorgan Chase Bank plus four percent (4%).

3.06	PLACE OF PAYMENT

All sums payable by Owner to Manager hereunder shall be payable to Manager at 225 N.E. Mizner Blvd., Suite 400, Boca Raton, Florida 33432, unless the Manager shall, from time to time, specify a different address in writing.

Section 4 PROCEDURE FOR HANDLING RECEIPTS AND OPERATING CAPITAL

4.01	BANK DEPOSITS

All monies received by Manager for, or on behalf of, Owner shall be deposited by Manager with the Depository in one or more accounts under Owner’s name (but with respect to each certain employees of Manager designated by Manager shall, in addition to Owner, have signature authority). Manager shall maintain separate accounts for such funds consistent with the system of accounting of the Project and in accordance with any lender requirements. All funds on deposit shall be managed by Manager subject to the terms hereof. All monies of Owner held by Manager pursuant to the terms hereof shall be held by Manager in trust for the benefit of Owner to be held and disbursed as herein provided. In no event shall Manager be responsible for any loss to amounts on deposit caused by the insolvency or other similar event or occurrence with respect to the Depository.

4.02	SECURITY DEPOSIT ACCOUNT

Manager shall cause all security deposits paid by tenants to be deposited in a separate account with the Depository. All security deposit funds held by Manager shall at all times be the property of Owner, subject to all applicable laws with respect thereto.

4.03	DISBURSEMENT OF DEPOSITS

Manager shall disburse and pay all funds on deposit on behalf of and in the name of Owner, in such amounts and at such times as the same are required in connection with the ownership, maintenance and operation of the Project on account of all taxes, assessments and charges of every kind imposed by any governmental authority having jurisdiction over the Project, and all costs and expenses of maintaining, operating and supervising the operation of the Project, including, but not limited to, the Fees, salaries, fringe benefits and expenses of the Project Employees, insurance premiums, debt service (but, with regard to debt service, only if Owner has requested Manager to do so in writing and provided Manager the name and address where payments are to be made, a schedule of the date such payments are to be made, and a schedule reflecting the amount of such payment) legal and accounting fees and the cost and expense of utilities, services, marketing, advertising and concessions, all as incurred by Manager in fulfilling its obligations hereunder and only in accordance with the Budget and variances permitted by Section 2.04(b). To the extent there are insufficient funds to pay all of such costs and expenses, Manager shall promptly notify Owner that additional funds are needed and the amount required, and pending receipt thereof by Manager, Manager shall have the right to pay such of the foregoing items in the order and manner selected by Manager. Manager shall have the right to withdraw from such accounts and pay to itself the Fees and any and all other sums due and payable to Manager pursuant to this Agreement.

4.04	WORKING CAPITAL RESERVE

In addition to the funds derived from the operation of the Project, Owner shall furnish and maintain the Working Capital Reserve and shall also provide such other funds as may be necessary to pay the items which Manager is to pay as provided for in this Agreement pursuant to the Budget., including meeting all payrolls, to pay the Fees, and satisfying, before delinquency, all accounts payable. Manager shall have no responsibility or obligation with respect to the furnishing of such funds or any other funds necessary for the operation or ownership of the Project.

4.05	EXCESS FUNDS

Within ten (10) days after the end of each calendar month, any excess operating funds (i.e., in excess of the Working Capital Reserve) shall be transferred to Owner, or as directed by Owner to satisfy lender(s) requirements, by deposit to a bank account opened and maintained solely designated by Owner, provided the Manager shall not be required to make any such transfer if the transfer would reduce the balance of operating funds below those funds reasonably required to pay ongoing or anticipated operating expenses and provide for recurring expenses such as real estate taxes and insurance premiums which may be due in large lump sum payments.

4.06	AUTHORIZED SIGNATURES

Any persons from time to time designated by Manager and who are employed by Manager or any affiliate of Manager shall be authorized signatories on all bank accounts established by Manager hereunder, and each shall have authority to make disbursements from such accounts. Manager shall provide Owner the name(s) of such persons, and the identify of such persons shall be subject to Owner’s approval (such approval not to be unreasonably withheld). Funds may be withdrawn from any bank accounts established by Manager in Owner’s name only in accordance with this Section 4, and only upon the signature of an authorized signatory. Owner may at any time and at Owner’s sole discretion direct Manager to withdraw funds and make disbursements from such accounts but not so as to reduce the balance below the Working Capital Reserve.

4.07	GENERAL COOPERATION

Manager agrees to work in good faith with Owner in implementing procedures with regard to the handling and disbursement of funds that vary from the foregoing and that are required by Owner’s lenders; provided, that, in so doing Manager shall not be obligated to incur any material, additional expenses, nor to implement any procedure that imposes additional, material obligations upon Manager, subjects Manager to any additional, material liability or materially obstructs Manager’s access to or use of the funds pursuant to this Agreement.

Section 5 ACCOUNTING

5.01	BOOKS AND RECORDS

Manager shall keep on an accrual basis on behalf of Owner and shall supervise and direct the keeping of a comprehensive system of records, books and accounts pertaining to the Project using the accounting management system used from time to time by Manager (the “Accounting Management System”). Owner may, from time to time, request that, in lieu of the Accounting Management System, Manager use an accounting management system preferred by Owner (the “Owner’s Accounting Management System”). Manager shall have no obligation to use the Owner’s Accounting Management System and shall not be considered to have agreed to do so unless Manager specifically agrees to do so in writing. If Owner requests that Manager use the Owner’s Accounting Management System and Manager expressly agrees in writing to do so, then the following shall apply:

(a) Owner shall be responsible for obtaining and maintaining at Owner’s sole cost and expense, all licenses and authorizations required for the use thereof by Manager and all consents to the use thereof by Manager. Without limiting the foregoing, Owner shall be responsible for paying all royalty fees, usage fees, and other fees and charges assessed by the provider of such system and any other party that has or holds rights thereto.

(b) Owner shall be responsible for providing, at Owner’s sole cost and expense and prior to Manager’s implementation of such system, technical training of Manager’s employees and support with regard thereto in order to train such employees adequately in the use and operation thereof. Additionally, if use thereof requires any computer hardware or software that Manager does not then own, Owner shall provide the same at Owner’s sole cost and expense.

(c) Manager shall in no event be responsible for any failure or defects in such system including, any inability to provide reporting required under this Agreement by Manager by reason of the limitations in or deficiencies of such system, flaws, defects or failures of software with regard thereto, of the lack of competent technical support with regard to such system. Furthermore, Owner understands that, despite technical training, delays in providing, and inaccuracies in, reports to Owner by Manager are likely due to the inexperience of Manager’s employees in utilizing such system.

(d) In addition to and without limiting the provisions of Section 6.03 hereof, Owner agrees to shall indemnify, hold harmless, and defend the Manager Indemnitees (as defined in Section 6.03), with counsel reasonably satisfactory to Manager, from and against any and all Claims (as defined in Section 6.03) asserted against Manager by third parties alleging or relating to unauthorized use of such Owner’s Accounting Management System or that relate to the payment of any fees or charges in regard thereto.

5.02	PERIODIC STATEMENTS

(a)	On or before the tenth (10th) day following the end of each calendar month following the Commencement Date, Manager shall deliver, or cause to be delivered, to Owner (i) an income and expense statement showing the results of operation of the Project for the preceding calendar month and the Fiscal Year to date; (ii) a comparison of income and expense statement showing the results of operation of the Project for the preceding calendar month and the Fiscal Year to date; (iii) a comparison of income and expenses to the Budget; and (iv) cash balances for all accounts established hereunder as of the last day of such month. Manager shall, at its option, (i) preserve all invoices for a period of four (4) years or (ii) at the expiration of each Fiscal Year deliver all invoices to Owner. Such statements and computations shall be prepared from the books on account of the Project.

(b)	Within forty-five (45) days after the end of such Fiscal Year, Manager will deliver to the Owner, an income and expense statement as of Fiscal Year end, and the results of operation of the Project during the preceding Fiscal Year (anything contained herein to the contrary notwithstanding, however, Manager shall not be obligated to prepare any state or federal tax returns or other governmental tax filings).

(c)	In the event that Owner or Owner’s Mortgagee(s) requires an audit, the Manager shall cooperate with the auditors.

(d)	Owner may request, and Manager shall provide when available, such monthly, quarterly and/or annual leasing and management reports that relate to the operations of the project as Manager customarily provides third-party owners of properties it manages.

5.03	EXPENSES

All costs and expenses incurred in connection with the preparation of any statements, budgets, schedules, computations and other reports required under this Section 5, shall be borne by the Manager; provided, that, (a) as provided above, the license fees for the Accounting Management System that are, as reasonably determined by Manager, allocable to the Project, shall be included in operating expenses to be paid by Owner up to (including, with respect to fees accruing after the date of termination of this Agreement by Owner for a period of up to ninety (90) days in the case of termination of this Agreement for any reason other than Manager’s default under this Agreement) and (b) if the hours expended by Manager’s personnel in connection with any audit by Owner or any Lender exceed 16 hours, Manager shall be entitled to additional compensation of $100 per hour unless the additional hours are the result of the auditors analyzing errors by Manager. Any costs and expenses incurred in connection with the preparation of any statement or report not provided for under this Section 5, or any other provisions of this Agreement, shall be borne by Owner.

Section 6 GENERAL COVENANTS OF OWNER AND MANAGER

6.01	OPERATING EXPENSES

The Owner shall pay, or Manager shall pay on Owner’s behalf, all costs and expenses of the operation and management of the Project, including, without limitation, the salaries of all Project Employees and all fees assessed against Manager in respect to the payments to Manager hereunder, except as otherwise provided in this Agreement. Owner covenants to pay all sums for operating expenses (including any Fees due hereunder) in excess of Gross Receipts required to operate the Project upon written notice and demand from Manager within ten (10) days after receipt of written notice. Owner further recognizes that the Project may be operated in conjunction with other projects managed by Manager and to the extent such costs are in the Budget, costs may be allocated or shared between such projects on a more efficient and less expensive method of operation. In such regard, Owner consents to the allocation of costs and/or the sharing of any expenses in an effort to save costs and operate the Project in a more efficient manner to be allocated in a manner not prejudicial to Owner.

6.02	OWNER’S RIGHT OF INSPECTION AND REVIEW

Owner, Owner’s lenders, and their respective accountants, attorneys and agents have the right to enter upon any part of the Project at any reasonable time during the Term upon reasonable prior notice to Manager for the purpose of examining or inspecting the Project or examining or making copies of books and records of the Project. Any inspection shall be done with as little disruption to the business of the Project as possible. Books and records of the Project shall be kept, as of the Commencement Date, at the Project or at the location where any central accounting and bookkeeping services are performed by Manager and at all times shall be digitally accessible by Owner (and those to whom Owner desires to provide such access).

6.03	INDEMNIFICATION AND HOLD HARMLESS BY OWNER

Owner shall indemnify, hold harmless, and defend Manager and Manager’s affiliates, and Manager’s and its affiliates respective partners, directors, shareholders, officers, employees, and agents (collectively, “Manager Indemnitees”), with counsel reasonably satisfactory to Manager, from and against any and all liabilities, claims, causes of action, fines, penalties, damages, suits, losses, demands and expenses whatsoever including, but not limited to attorneys’ fees, paralegal expenses and costs (collectively, “Claims”) arising out of or in the connection with the ownership, maintenance or operation of the Project or this Agreement or the performance of Manager’s agreements hereunder, subject to the limitation set forth in the last sentence of this section. In all cases, Owner’s Liability Insurance, as defined in Section 8.02 below, will be required to cover all actions of Manager such that the Owner’s insurer agrees to provide Owner and Manager a defense (whether or not such defense is provided with a reservation of rights by the insurer). The indemnification by Owner contained in this Section 6.03 is in addition to any other indemnification obligations of Owner contained in this Agreement, and, except to the extent expressly provided for in the last sentence of this paragraph is not limited by or to Owner’s Liability Insurance. IT IS INTENDED THAT OWNER INDEMNIFY, DEFEND AND HOLD THE MANAGER INDEMNITIES HARMLESS FROM ALL OF THE FOREGOING EVEN IF THE SAME ARE SUFFERED OR INCURRED BY ANY MANAGER INDEMNITEE AS A CONSEQUENCE OF THEIR OWN NEGLIGENCE BUT NOT THEIR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. Notwithstanding the foregoing, Owner’s liability with regard to its obligation to indemnify Manager for Claims attributable to Manager’s negligence shall, so long as Owner has obtained and maintained the commercial Owner’s Liability Insurance (and the same complies with the provisions of Section 8.02 hereof and is endorsed as provided in and complies with Section 8.04 hereof) shall be limited to the amount of Owner’s Liability Insurance.

6.04	INDEMNIFICATION BY MANAGER

Manager shall indemnify, hold harmless and defend Owner and Owner’s affiliates, and Owner’s and its affiliates respective partners, directors, shareholders, officers, employees and agents (collectively, the “Owner Indemnitees”), with counsel reasonably satisfactory to Owner, from and against all Claims for bodily injury and property damage which (i) arise out of or are a result of the gross negligence or willful misconduct of Manager and (ii) result in liability to any of the Owner Indemnitees, including but not limited to, liability to any of the Owner Indemnitees that arise out of or are a result of the gross negligence or willful misconduct of Manager and are set forth in a final adjudication or judgment on the merits by a court or arbitration proceeding or (in the case where Manager fails or refuses to perform its defense obligations set forth in this Section 6.04) in a good faith settlement by Owner of such Claims. The indemnification by Manager contained in this Section 6.04 is in addition to any other indemnification obligations of Manager contained in this Agreement, and is not limited by Manager’s Liability Insurance (defined below).

6.05	CERTAIN MATTERS RELATED TO INTELLECTUAL PROPERTY

Manager shall have the right and option to use, in the management and operation of the Property, the name “Gables”, corporate logos associated and other intellectual property that is proprietary to Manager (or Manager’s affiliates) including, by way of example and not limitation, the phrase “Taking Care of the Way People Live” and computer software programs, and processes related thereto, with regard to management, leasing and general operation of the Property (collectively, the “Intellectual Property”). In no event shall Owner have or claim, and Owner hereby agrees that it shall not have nor claim, any right, title or interest in or to any of such proprietary Intellectual Property. Owner hereby waives any and all rights or claims in or to the Intellectual Property and, without limiting the generality of the foregoing, agrees that Owner has no and does not by reason of Manager’s management of the Property or otherwise acquire any rights in the name “Gables”, any corporate logo associated therewith or in the phrase “Taking Care of the Way People Live”. References to the name “Gables” in this paragraph shall refer to any stylized corporate logo of Manager and not to any other use of the term “Gables”.

Manager shall have the right and option to use, in the management and operation of the Project, the name “Paseo de la Riviera”, corporate logos of Owner associated therewith and with the Project and other intellectual property that is proprietary to Owner. In no event shall Manager have or claim, and Manager hereby agrees that it shall not have nor claim, any right, title or interest in or to any of such Owner’s intellectual property. Manager hereby waives any and all rights or claims in or to Owner’s intellectual property and, without limiting the generality of the foregoing, agrees that Manager has no and does not by reason of Manager’s management of the Project or otherwise acquire any rights in the name “Paseo de la Riviera” or any corporate logo associated therewith.

6.06	SURVIVAL OF OBLIGATIONS

The indemnification and hold harmless obligations of the parties in Sections 6.03 and 6.04 shall survive the expiration or earlier termination of this Agreement. The agreements and waivers of Owner set forth in Section 6.05 shall survive the expiration or earlier termination of this Agreement.

Section 7 DEFAULTS AND TERMINATION RIGHTS

7.01	DEFAULT BY MANAGER

Manager shall be deemed to be in default hereunder in the event Manager shall fail to keep, observe or perform any covenant, agreement, term or provision of this Agreement to be kept, observed or performed by Manager, or upon the gross negligence, malfeasance or willful misconduct of Manager, and such default shall continue for a period of, in the case of any default which can be cured by the payment of a liquidated sum of money, ten (10) days and, in the case of all other defaults, thirty (30) days after written notice thereof by Owner to Manager.

7.02	REMEDIES OF OWNER

If an event of default by Manager as specified in Section 7.01 hereof, Owner shall have the right to terminate this Agreement and pursue any remedy it may have at law or in equity (provided that in no event shall Manager ever be liable to Owner for, and Owner hereby waives all rights to receive, punitive, consequential or exemplary damages), it being expressly understood that although Owner has no further obligation to pay any Fees due hereunder, Manager shall remain liable for any actual losses suffered as a result of Manager’s default. In addition, this Agreement shall be deemed automatically terminated without notice or cure, at Owners option, if (i) an application for or consent to the appointment of a receiver, trustee or liquidator for all or a substantial part of Manager’s assets is filed; (ii) Manager files a voluntary petition in bankruptcy; (iii) Manager admits in writing in a legal proceeding Hs inability to pay its debts as they become due; (iv) Manager makes a general assignment for the benefit of creditors; (v) Manager files a petition or answer seeking a reorganization, composition or arrangement under any bankruptcy or insolvency laws; or (vi) Manager is adjudicated by any court of the Manager as a bankrupt or insolvent. Upon such termination, Manager shall deliver to Owner any funds, books and records of Owner then in the possession or control of Manager and all accounts established by Manager for security deposits and shall reasonably cooperate with Owner in transitioning to a new manager.

7.03	DEFAULTS BY OWNER

Owner shall be deemed to be in default hereunder in the event Owner shall fail to keep, observe or perform any material covenant, agreement, term or provision of this Agreement to be kept, observed or performed by Owner, and such default shall continue for a period of, in the case of any default which can be cured by the payment of a liquidated sum of money, ten (10) days and, in the case of all other defaults, thirty (30) days after written notice thereof by Manager to Owner.

7.04	REMEDIES OF MANAGER

If an event of default by Owner as specified in Section 7.03 hereof exists, Manager shall be entitled to terminate this Agreement, and upon any such termination by Manager pursuant to this Section 7.04, Manager shall have the right to pursue any remedy it may have at law or in equity (provided that in no event shall Owner ever be liable to Manager for, and Manager hereby waives all rights to receive, punitive, consequential or exemplary damages), except that Owner shall continue to be obligated to pay and perform all of its obligations which have accrued as of the date of termination including, without limitation, all accrued but unpaid Fees. Additionally and notwithstanding the foregoing or any other provision hereof to the contrary, should Owner default under this Agreement during the first sixty (60) days following the date hereof or if Manager shall be removed from management during the first sixty (60) days following the date hereof due to a determination that this Agreement is unenforceable or that Owner (or the party signing the same on behalf of Owner) did not have the right, power or authority to enter into this Agreement, Owner (and its partners) shall nonetheless be responsible and liable to Manager for the termination fee in the amount of $20,000.00.

7.05	EXPIRATION OF TERM

Upon the expiration of the Term hereof pursuant to Section 1.28 hereof or the sooner termination of this Agreement (regardless of the cause thereof), Manager shall deliver to Owner all funds, including tenant security deposits, books and records of Owner (in hard copy and digital formats) then in possession or control of Manager (as well as all contracts, leases, documents, materials and supplies, keys, receipts, unpaid bills, and all other papers and records pertaining to the operation of the Project as may then be in Manager’s possession or control, and shall transfer control over and access to all accounts established by Manager hereunder), save and except such sums as are then due and owing to Manager hereunder.

7.06	TERMINATION WITHOUT CAUSE

This Agreement shall be terminable by either party without cause upon thirty (30) days prior written notice to the other; provided, that no termination of this Agreement pursuant to this Section 7.06 may be effective sooner than the thirtieth (30th) day following the Commencement Date. If this Agreement is terminated by Owner without cause, then Owner shall be liable to Manager for a final management fee (the “Final Management Fee”) in addition to fees payable under Section 3 equal to the sum of (a) if such termination by Owner is made prior to the end of the sixth (6th) month following the Commencement Date, $20,000, and (b) $1,500, such $1,500 being compensation to Manager for the month following the termination of this Agreement to provide for final monthly accounting and reporting activities.

7.07	REMOVAL

Upon termination of this Agreement for any reason or expiration of this Agreement, Manager shall have the right to remove all signs and other materials from the Project which include, contain or reflect the name “Gables” (but only to the extent such reference is with respect to any stylized corporate logo of Manger and not to any other use of the word “Gables”), the associated corporate logo or the phrase “Taking Care of the Way People Live”, provided that Manager shall repair at its sole cost and expense any damage caused by such removal. The provisions of this Section 7.07 shall expressly survive the termination or expiration of this Agreement.

Section 8 INSURANCE AND WAIVERS

8.01	PROPERTY INSURANCE

Owner shall cause to be placed and kept in force property damage insurance for the Project, and such other property damage insurance as Owner may elect, at Owner’s expense. Owner shall furnish to Manager appropriate certificate of insurance.

8.02	OWNER’S LIABILITY INSURANCE

During the Term, Owner, at Owner’s expense, shall carry and maintain commercial general liability insurance, including blanket contractual liability coverage, on an “occurrence” basis, with limits of not less than One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) in the aggregate, and umbrella/excess insurance with limits not less than Four Million Dollars ($4,000,000) (the “Owner’s Liability Insurance”). The Owner’s Liability Insurance shall include coverage for losses arising from the ownership, management, and operation of the Property. Owner’s Liability Insurance shall name Manager as additional insured by endorsement acceptable to Manager. Owner shall provide to Manager a Certificate of Insurance evidencing such coverage from an insurance carrier reasonably acceptable to Manager (A.M. Best Rating of A- VIII or higher) reflecting that the Owner’s Liability Insurance is effective in accordance with this section and that the Owner’s Liability Insurance will not be canceled without at least thirty (30) days prior written notice to Manager.

8.03	MANAGER’S LIABILITY INSURANCE

During the Term, Manager shall carry and maintain the following insurance (collectively, the “Manager’s Liability Insurance”) at the Manager’s sole cost and expense.

(a) Worker’s Compensation insurance as described in Section 8.07 below that shall be a property expense included in the Budget;

(b) Employer’s Liability insurance in a minimum amount of $1,000,000 each accident; $1,000,000 disease; and $1,000,000 per employee;

(c) Commercial general liability insurance with coverage in an amount of at least $1,000,000 per occurrence and $2,000,000 aggregate. Such policy to be written on an occurrence basis, include contractual liability, property damage and bodily injury and completed operations coverage;

(d) Automobile Liability insurance covering Owned (if any), Hired and Non-Owned vehicles with a combined single limit of $1,000,000 per accident; and

(e) Umbrella/Excess Liability insurance in excess of primary liability limits for commercial general liability no less than $2,000,000 per occurrence and in the annual aggregate on per location basis; and

(f) Fidelity Insurance. Crime and fidelity insurance in the amount of $2,000,000.

At Owner’s request (made not more often than semi-annually), Manager shall provide to Owner a Certificate of Insurance evidencing such coverage from an insurance carrier reasonably acceptable to Owner (A.M. Best Rating of A- VIII or higher) reflecting that the Manager’s Liability Insurance is effective in accordance with this section and that the Manager’s Liability Insurance will not be canceled without at least thirty (30) days prior written notice to Owner. The certificates of insurance with respect to commercial general liability, automobile liability and the umbrella/excess liability shall name Owner (and, if required, Owner’s lender) as additional insureds.

8.04	OWNER’S LIABILITY INSURANCE SHALL BE PRIMARY

Notwithstanding any provision of this Agreement to the contrary, in connection with claims by third parties, as between Owner’s Liability Insurance and Manager’s Liability Insurance, Owner’s Liability Insurance shall for all purposes be deemed the primary coverage. No claim shall be made by Owner or its insurance company under or with respect to any insurance maintained by Manager except in the event that Owner’s Liability Insurance is exhausted (and then only to the extent Manager has liability for the Claim under Section 6.04). The Owner shall have its insurance carrier accept and endorse these coverage requirements.

8.05	WAIVER OF SUBROGATION

Each insurance policy maintained by Owner or by Manager with respect to the Property shall contain a waiver of subrogation clause, so that no insurers shall have any claim over or against Owner or Manager, as the case may be, by way of subrogation or otherwise, with respect to any claims that are insured under such policy. All insurance relating to the Property shall be only for the benefit of the party securing said insurance and all others named as insureds. Notwithstanding any contrary provision of this Agreement, Owner and Manager hereby release each other from and waive all rights of recovery and claims under or through subrogation or otherwise for any and all losses and damages to property to the extent caused by a peril insured by the other or that is, regardless of whether insured, insurable under the policies of insurance required to be maintained under this Agreement by the waiving party (and, for this purpose, it shall be assumed that Owner has obtained and maintains a property damage insurance policy in the full replacement cost of the Project), REGARDLESS OF THE NEGLIGENCE OF OWNER OR MANAGER, OR ANY OF THEIR RESPECTIVE AGENTS, CONTRACTORS OR EMPLOYEES, and agree that no insurer shall have a right to recover any amounts paid with respect to any claim against Owner or Manager by subrogation, assignment or otherwise. The provisions of this Section 8.05 shall expressly survive the expiration or earlier termination of this Agreement.

8.06	HANDLING CLAIMS

Manager shall report to Owner, within a reasonable amount of time after obtaining actual knowledge of the same, all accidents and incidents occurring at the Property and that involve material damage to property or substantial injury to persons and that, in either case, could reasonably be expected to result in a claim against Owner. Manager and will assist Owner in Owner’s attempts to comply with all reporting and cooperation provisions in all applicable insurance policies. Manager is authorized to settle on Owner’s behalf any and all claims against property insurers not in excess of $1,000, which includes authority for the execution of proof of loss, the adjustment of losses, signing of receipts, and the collection of money. If the claim is greater than $1,000, Manager shall act only with the prior written approval of Owner.

8.07	WORKERS’ COMPENSATION INSURANCE

Manager shall cause to be placed and kept in force workers’ compensation insurance in compliance with all applicable federal, state, and local laws and regulations covering all employees of Manager and Manager shall furnish Owner certificates of same. Owner shall reimburse Manager for the expenses incurred by Manager (as reasonably estimated by Manager based upon Manager’s current workers’ compensation rates and the payroll of the Project) in respect thereto.

8.08	DISHONESTY INSURANCE

Manager, at its expense which is not reimbursable, shall furnish employee dishonesty insurance with limits of at least $2,000,000 per loss and in an amount sufficient to cover all employees (whether on-site or off-site) employed by Manager who shall be responsible for handling any moneys belonging to Owner that come under custody or control of Manager.

8.09	ENVIRONMENTAL INDEMNIFICATION

Owner agrees to defend, indemnify, and hold harmless Manager and Manager’s partners, directors, shareholders, officers, and agents, against and from any and all actions, administrative proceedings, causes of action, charges, claims, commissions, costs, damages, decreed, demands, duties, expenses, fees, fines, judgments, liabilities, losses, obligations, orders, penalties, recourses, remedies, responsibilities, rights, suits, and undertakings of every nature and kind whatsoever, including, but not limited to, attorneys’ fees and litigation expenses, from the presence of Hazardous Substances (as defined below) on, under or about the Project. Without limiting the generality of the foregoing, the indemnification provided by this paragraph shall specifically cover costs incurred in connection with any investigation of site conditions or any remediation, removal or restoration work required by any federal, state or local governmental agency because of the presence of Hazardous Substances in, on, under or about the Property, except to the extent that the Hazardous Substances are present as a result of gross negligence, criminal activity, or any willful misconduct of Manager or its employees, including Project Employees. For purposes of this section, “Hazardous Substances” shall mean all substances defined as hazardous materials, hazardous wastes, hazardous substances, or extremely hazardous waste under any federal, state or local law or regulation. The provisions of this Section 8.09 shall expressly survive the expiration or sooner termination of this Agreement.

Section 9 MISCELLANEOUS PROVISIONS

9.01	COMPLIANCE WITH APPLICABLE LAW

Owner and Manager shall comply with Applicable Law in the performance of their respective obligations under this Agreement. “Applicable Law” means all laws, statutes, ordinances, applicable case law and court rulings, regulations, guidelines, orders and requirements now or hereafter enacted by any governmental authority, board of fire underwriters, utility company or similar body, affecting the Property or this Agreement. The validity, performance and enforcement of this Agreement shall be governed by the Applicable Law of the State of Florida, without regard to conflicts of laws principles. All obligations under this Agreement shall be performable in Miami-Dade County, Florida, which shall be venue for all legal actions. Owner and Manager will each promptly notify (or forward to) the other party any complaints, warnings, notices or summonses relating to any non-compliance of any part of the Property with Applicable Law.

9.02	NOTICES

Any notice or communication hereunder must be in writing, and shall be deemed to have been duly given: (a) when delivered personally; (b) seventy-two (72) hours after being mailed, registered or certified mail, return receipt requested, postage prepaid, to the respective addresses set forth below; (c) one (1) business day after being delivered to a reputable overnight courier service, prepaid, marked for next day delivery, addressed to the addressee at its address set forth below; or (d) on the business day of receipt, if delivered by portable document format (PDF) transmission to the email address of the receiving party. Such notices or communications shall be given to the parties hereto at the addresses and emails set forth opposite the names of the respective parties on the signature page hereof. Any party hereto may at any time by giving ten (10) days written notice to the other party hereto designate any other address in substitution of the foregoing address to which such notice or communication shall be given.

9.03	SEVERABILITY

If any term, covenant or condition of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or such other documents, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant or condition of this Agreement or such other documents shall be valid and shall be enforced to the fullest extent permitted by law.

9.04	NO JOINT VENTURE OR PARTNERSHIP

Owner and Manager hereby agree that nothing contained herein or in any document executed in connection herewith shall be construed as making Manager and Owner joint venturers or partners.

9.05	MODIFICATION TERMINATION

This Agreement may be modified or amended only by a written document executed by Manager and Owner.

9.06	ATTORNEYS’ FEES

Should either party be required to employ an attorney or attorneys to enforce any of the provisions hereof or to protect its interest in any manner arising under this Agreement, or to recover damages for the breach of this Agreement, the non-prevailing party in any legal proceedings (the finality of which is not legally contested) agrees to pay to the prevailing party all reasonable costs, damages and expenses, including attorneys’ fees, expended or incurred in connection therewith. Each party is responsible for its own appellate fees and costs, if any.

9.07	TOTAL AGREEMENT

This Agreement is a total and complete integration of any and all undertakings existing between Manager and Owner relating to the subject matter hereof and supersedes any prior oral or written agreements, promises or representations between them regarding the subject matter hereof.

9.08	APPROVALS AND CONSENTS

If any provision hereof requires the approval or consent of Owner or Manager, such approval or consent shall not be unreasonably withheld or delayed.

9.09	CASUALTY

In the event that the Project, or any portion thereof, is substantially or totally damaged or destroyed by fire, tornado, windstorm, flood or other casualty during the Term of this Agreement, Manager or Owner may terminate this Agreement upon giving the other party written notice of termination on or before the date which is thirty (30) days after the date of such casualty. In the event of termination pursuant to this Section 9.09, neither party hereto shall have any further liability hereunder except that Manager shall be entitled to its Fees accrued through the date of termination and to receive all reimbursements for all reimbursable expenses accrued through the date of termination.

9.10	LIMITATIONS ON LIABILITY

(a)	Notwithstanding Manager’s review of and recommendations in respect to capital repairs and replacements for the Property or Manager’s performance of the Capital Improvements Management Services, Owner acknowledges that Manager is not an architect or engineer, and that all capital repairs, replacements and other construction in the Property will be designed and performed by independent architects, engineers and contractors. Accordingly, Manager does not guarantee or warrant that the construction documents for such work will comply with Applicable Law or will be free from errors or omissions, nor that any such work will be free from defects, and Owner agrees that Manager will have no liability therefor. In the event of such errors, omissions, or defects, Manager will use reasonable efforts to cooperate in any action Owner desires to bring against such parties. Similarly, Manager makes no representations or warranties regarding the creditworthiness of any tenant, or proposed tenant, of the Property and shall be in no way responsible for, or liable to Owner for, a tenant’s failure to perform such tenant’s lease obligations. Similarly, any estimates by Manager or reports provided by Manager which described any financial activity to occur in the future are necessarily estimates and projections, and Manager does not in any manner or respect, warrant, guaranty or make an representations in regard to the same; Owner recognizes that by their very nature projections are estimates and are dependent upon a number of factors that cannot be predicted with any certainty and are outside the control of Manager. Notwithstanding any contrary provision hereof, Owner agrees that no agent, director, member, officer, shareholder, employee or affiliate of Manager shall be personally liable to Owner or anyone claiming by, through or under Owner, by reason of any default by Manager under this Agreement, any obligation of Manager to Owner, or for any amount that may become due to Owner by Manager under the terms of this Agreement otherwise and Owner agrees not to make any claim therefor against any of such persons. Further, notwithstanding any contrary provision of this Agreement, the liability of Manager hereunder shall be limited to, in the aggregate, the lesser of (x) a sum equal to the fees paid to Manager hereunder for the twenty-four (24) month period immediately prior to the date of demand made hereunder by Owner against Manager asserting liability and (y) a sum equal to the actual amount of fees received by Manager hereunder as of the date when such liability is finally determined, less (in either case) the aggregate amount of claims theretofore asserted against Manager hereunder; provided, however, the limitation on liability of Manager set forth in this sentence shall not apply to any claims by Owner made pursuant to Section 6.04.

(b)	Similarly, the liability of Owner hereunder is limited to Owner’s interest in the Project and the insurance required to be maintained hereunder by Owner and in no event shall Owner or any agent, director, member, officer, shareholder, employee or affiliate of have any personal liability to Manager hereunder, Manager agreeing to look solely to Owner’s interest in the Property and the insurance in recovering any judgment rendered against Owner hereunder (which judgment Manager may seek and obtain).

9.11	REPRESENTATIVES

(a)	Whenever any consent, approval, decision, determination or other action of Owner is required or permitted hereunder, such consent, approval, decision or determination or other action shall be effective as to Owner only if given or taken by the representative of the Owner identified beneath the signature of the Owner herein below (such person, and the person(s) [whether one or more] designated pursuant to the this paragraph as the replacement for such person in such capacity being herein called the “Owner Representative”). Manager shall have the right to rely upon the authority of each Owner Representative. Owner may, at any time and from time to time, change the identity of any one or more of the persons who constitute the Owner Representative by notice to Manager, with such change becoming effective no sooner than ten (10) days after the date such notice is received by Manager.

(b)	Whenever any consent, approval, decision, determination or other action of Manager is required or permitted hereunder, such consent, approval, decision or determination or other action shall be effective as to Manager only if given or taken by the representative of the Manager identified beneath the signature of the Manager herein below (such person, and the person(s) [whether one or more] designated pursuant to the this paragraph as the replacement for such person in such capacity being herein called the “Manager Representative”). Owner shall have the right to rely upon the authority of each Manager Representative. Manager may, at any time and from time to time, change the identity of any one or more of the persons who constitute the Manager Representative by notice to Owner, with such change becoming effective no sooner than ten (10) days after the date such notice is received by Owner.

9.12	COMPETITIVE PROJECTS

Manager may, individually or with others, provide management and other services in regard to, and possess ownership and other interests in, any other projects and ventures of every nature and description, including, but not limited to, the ownership, financing, leasing, operation, management, brokerage, development and sale of real property and apartment projects other than the Project, whether or not such other ventures or projects are competitive with the Project. Owner shall not have any right to the income or profits derived therefrom and Manger shall not be in default of this Agreement by reason thereof.

9.13	SUCCESSORS AND ASSIGNS

Neither Manager nor Owner may assign this Agreement without obtaining the prior written consent of the other; provided, that Owner may collaterally assign this Agreement to institutional lenders providing loans to Owner secured by liens against the Property. Subject to the provisions of the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. ..

9.14	ADDITIONAL COMPENSATION

If Owner requests services from Manager not outlined herein, Manager shall have no obligation to perform the same unless and until Owner agrees to pay Manager for such additional services under terms and conditions to be agreed upon by the parties.

9.15	TERMINATION OF CONSULTING SERVICES AGREEMENT

Manager and Owner hereby terminate that certain Consulting Services Agreement executed between Manager and Owner and dated May 13, 2016 and Manager acknowledges that it has been paid all monies, fees and reimbursements to which it is entitled pursuant to said Consulting Services Agreement. Such termination shall be with the same force and effect as of the term of said Consulting Services Agreement had been terminated without cause.

9.16	ASSIGNMENT

Manager acknowledges that Owner will collaterally assign this Agreement to one or more of its lenders and Manager agrees to execute and deliver upon request a consent to such assignment in the respective forms attached as Exhibit D (for any serious lender) and Exhibit D-1 (for any mezzanine lender) or such other form of assignment as may be requested by Owner that is approved by Manager (such approval not to be unreasonably withheld).

[end of page; signature page follows]

Section 10 SIGNATURES

The parties hereto have executed this Agreement effective as of the Effective Date. This Agreement may be executed in one or more counterparts, each such counterpart being an original hereof and all such counterparts taken together constituting but one and the same instrument and agreement.

OWNER:

1350 S. DIXIE LLC

By:	/s/ Brent Reynolds
Name:	Brent Reynolds
Title:	Authorized Representative

Owner’s Representative:

Address

c/o NP International USA LLC
2020 Ponce de Leon Blvd., Suite 1104
Coral Gables, Florida 33134
Attention: Property Manager
Email:

With Copy To:

Malkerson Gunn Martin LLP
220 South Sixth Street, Suite 1900
Minneapolis, MN 55402
Attention: Kathleen M. Martin, Esq.
Email:	[***]

MANAGER:

Gables Residential Services, Inc.,
a Texas corporation

By:	/s/ F. Gregory Gasior
Name:	F. Gregory Gasior
Title:	VP Operations

Address

c/o Lion Gables Realty Limited Partnership
3399 Peachtree Road, N.E., Suite 600
Atlanta, Georgia 30326
Attention:	President

Manager’s Representative:

EXHIBIT A

Leasing Guidelines

LRO

Gables Residential currently utilizes Rainmaker LRO as a revenue management optimization software. LRO will work with the on-site property management software to adjust rental rates daily based on market competitors and lease term exposure, provided that such rates may never be less than the minimum rentals set forth on Exhibit B attached hereto.

The community is assigned a Pricing Analyst who monitors new lease pricing. The pricing analyst monitors submarket performance based on the onsite team’s data entry into LRO and market prognosticators reports. The Pricing Analysist conducts biweekly pricing calls with each of their assigned communities to ensure that the tool is used in conjunction with our regional operational team.

Bi-Weekly Pricing Calls

On each call, the following items are discussed with the Vice President, Regional Manager, Community Manager, and Pricing Analyst:

●	Current occupancy and occupancy trends relative to budget

●	Current LRO pricing methodology down to each floorplan grouping

●	Current market trends based on latest competitor data

●	Current traffic and leasing velocity down to each floorplan grouping

●	Current lease trades on new leases

●	Current, 30, 60, and 90 day renewal performance, both retention and rent growth

Lease Expiration Management

By using LRO for new lease and renewal pricing, the system monitors monthly expirations by unit grouping and matches historic demand patterns in order to closely match expirations to periods of highest demand. Lease terms are changed as necessary to help ensure that supply does not exceed demand year-over-year.

Renewal Pricing

A renewal worksheet will be utilized in conjunction with LRO to maximize renewal increases while managing the lease expiration pattern. Renewal parameters are established by operational leadership prior to publishing. Once renewal letters are published, the Community Manager and Regional Manager are provided with negotiating limits in order to secure renewal leases.

A-1

EXHIBIT B

Minimum Rental Rates

Rent changes and concessions require Owner written approval. Should the Property utilize a revenue management system, Owner understand that rents will fluctuate with availability and market conditions. Owner has the option to participate in pricing calls and influence rent strategies and software settings.

Unit Type	Unit SF	Unit Count	Min. Monthly Rent	PSF (Month	Total Annual
Studio	532	52	$1,850	$3.48	$22,200
lBR	802	63	$2,350	$2.93	$28,200
2BR	1,186	42	$3,200.	$2.70	$38,400
3BR	1,504	47	$4,100	$2.73	$49,200

Total	974	204	2,801	$2.88

The requirements above are for 12-month leases, net of concessions. Leases for a term shorter than 12 months will not require Owner approval, provided total rental payments under the lease satisfy the Total Annual threshold outlined above (e.g., minimum monthly rental for a 9-month !BR lease is $3,133.33 per month).

B-1

EXHIBIT C

Budget Format

C-1

EXHIBIT D

Form of Collateral Assignment – Senior Lender

D-2